Exhibit 5




                                                  May 3, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

               Re:    Time Warner Inc.
                      Form S-8 Registration Statement

Gentlemen:

I am an Associate General Counsel and Vice President of Time Warner Inc., a Delaware corporation (the "Company"). I am delivering this opinion in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 9,574,311 additional shares of common stock, par value $.01 per share, and associated Rights to Purchase Series A Participating Cumulative Preferred Stock, par value $.10 per share (collectively referred to as the "Common Stock"), of the Company issuable pursuant to the terms of the Time Warner Inc. 1994 Stock Option Plan (the "Plan"). The Registration Statement also registers an indeterminate amount of additional shares of Common Stock pursuant to anti-dilution provisions of the Plan.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records of the Company and other instruments as I have deemed necessary for the purpose of this opinion, including (a) the Restated Certificate of Incorporation, as amended and By-laws of the Company, (b) the Plan, (c) resolutions adopted by the Board of Directors of the Company and (d) the Registration Statement and related Prospectus.

Based upon the foregoing, I am of the opinion that the shares of Common Stock issuable pursuant to the terms of the Plan have been duly authorized and, when sold pursuant to the terms of the Plan, will be duly and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                              Very truly yours,


                                              By:  /s/ Thomas W. McEnerney
                                                   -----------------------
                                                   Name:  Thomas W. McEnerney
                                                   Title: Vice President